Exhibit 99.1

CONTACT:	Ted Abajian
EVP and Chief Financial Officer
805.745.7725

Irene Broussard
Director, Investor Relations
805.745.7750

CKE RESTAURANTS, INC. REPORTS FIRST ANNUAL PROFIT SINCE FISCAL 1999;
BOARD OF DIRECTORS APPROVES INITIATION OF DIVIDEND

FOURTH QUARTER NET INCOME GROWS TO $7.1 MILLION AND
2005 FISCAL YEAR NET INCOME INCREASES TO $18 MILLION

     CARPINTERIA, Calif. — April 25, 2005 — CKE Restaurants, Inc. (NYSE:CKR) announced today fiscal 2005 fourth quarter and year-end results and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the 53-week fiscal year ended January 31, 2005.

Fourth Quarter Highlights

•	Fourth quarter net income rose to $7.1 million, or $0.12 per diluted share. This represents a $58.8 million increase over the prior year net loss of $51.7 million.

•	Same-store sales increased 4.9 percent and 4.4 percent at company-operated Carl’s Jr.® and Hardee’s® restaurants, respectively.

•	Restaurant-level margins at company-operated Carl’s Jr. restaurants were 21.0 percent for the current-year quarter, an increase of 100 basis points over the prior-year quarter.

•	Restaurant-level margins at company-operated Hardee’s restaurants were 11.8 percent for the current-year quarter, an increase of 340 basis points over the prior-year quarter.

•	Average unit volumes for the trailing 52 weeks increase to $1,301,000 and $862,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue increased to $361.9 million for the current-year quarter, an 11.2 percent increase over the prior-year quarter.

•	Consolidated operating income was $8.7 million for the current-year quarter, an increase of $50.3 million over the prior-year quarter operating loss of $41.6 million. The prior-year quarter operating loss included a $34.1 million goodwill impairment charge.

Full Year Highlights

•	Net income grew to $18.0 million or $0.30 per diluted share. This represents an increase of $71.2 million over the prior year net loss of $53.2 million or $0.92 per diluted share. The fiscal 2004 net loss included a $34.1 million goodwill impairment charge.

•	Same-store sales increased 7.7 percent and 7.0 percent at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Restaurant-level margins at company-operated Carl’s Jr. restaurants were 21.1 percent for the year, an increase of 90 basis points over the prior year.

•	Restaurant-level margins at company-operated Hardee’s restaurants were 14.3 percent for the year, an increase of 500 basis points over the prior year.

•	Carl’s Jr. operating income increased by $6.5 million or 11.9 percent to $61.7 million

•	Hardee’s operating income increased by $31.6 million to $5.3 million. This represents Hardee’s first annual operating income since fiscal 1999.

•	Consolidated revenue for fiscal 2005 increased 7.5 percent to $1.52 billion.

•	Consolidated operating income for the fiscal year totaled $56.8 million.

•	The Company repaid a total of $91.3 million of its $230 million term loan since June 2004, reducing the term loan balance to $138.7 million as of fiscal year end. Subsequent to fiscal year end, the Company has repaid an additional $15.9 million of the term loan, reducing the term loan balance to $122.8 million.

Executive Commentary

     Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer, said, “We are very pleased with our 2005 results — both Carl’s Jr. and Hardee’s finished the year with very strong same-store sales and margin performance, which contributed to our first profitable fiscal year and fourth quarter in six years. Fourth quarter net income of $7.1 million, or $0.12 per diluted share, represented a $58.8 million increase over the prior year loss of $51.7 million. For the year, net income increased $71.2 million to $18.0 million, or $0.30 per diluted share, as compared to the prior year net loss of $53.2 million, or $0.92 per diluted share. The fourth quarter results include approximately $4.6 million of facility action charges resulting primarily from our semi-annual asset impairment analysis. This charge was partially offset by a $2.5 million tax refund carry-back claim, which was also recorded in the fourth quarter.”

     Puzder continued, “Our financial performance this year, and our repayment of $91.3 million of our term loan during 2005, has given both our Board of Directors and our lenders the confidence to approve the initiation of a regular quarterly cash dividend of $0.04 per common share as noted in the accompanying press release issued today. We consider the initiation of a quarterly dividend to be a very important milestone and, along with our existing share repurchase program, underscores our commitment to shareholder value.”

Carl’s Jr.

     “Same-store sales at company-operated Carl’s Jr. restaurants increased 4.9 percent during the fourth quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately 10.2 percent for the fourth quarter. Revenues at company-operated Carl’s Jr. restaurants increased $15.9 million, or 12.9 percent, over the prior-year quarter,” continued Puzder. “At Carl’s Jr., our premium product strategy, the growing popularity of our line of Six Dollar Burgers™ with Angus beef, growth in our breakfast day-part and the introduction of several new products during the year including The 1 lb. Double Six Dollar Burger™, The Pastrami Burger™, the Loaded Breakfast Burrito™ and The Breakfast Burger™, propelled our average unit volume to $1.3 million – an increase of $114,000 or 9.6 percent over the prior year and an all time high. Our premium products strategy has helped us to differentiate ourselves from our competitors and has established Carl’s Jr. as a leader within the segment.”

     “Carl’s Jr. was able to maintain strong restaurant-level margins at company-operated restaurants, increasing 100 basis points over the prior year quarter to 21.0 percent in the fourth quarter. Carl’s Jr. generated $17.8 million of operating income during the fourth quarter, an increase of $8.0 million or 82 percent over the prior year quarter.”

Hardee’s

     “Same-store sales at company-operated Hardee’s restaurants increased 4.4 percent during the fourth quarter. On a two-year cumulative basis, Hardee’s same-store sales were up approximately 13.6 percent for the fourth quarter” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $10.1 million, or 7.9 percent, over the prior-year quarter. At Hardee’s, our premium product strategy, the Thickburger™ lunch/dinner menu, continued strength in our breakfast day-part, and the introduction of new products during the year including the Western Bacon Thickburger™, the Monster Thickburger™, the BBQ Chicken Sandwich, the Low Carb Breakfast Bowl™, and the Loaded Biscuit and Gravy Bowl™ elevated our Hardee’s average unit volume to $862,000 at fiscal year end, an increase of $70,000 or 8.8 percent over the prior year and a ten year high.”

     “Hardee’s restaurant-level margins continued to improve over the prior year, reaching 11.8 percent in the fourth quarter, which represented a 340 basis point improvement over the prior-year quarter. Due to seasonality, Hardee’s restaurant-level margins typically are lowest in the fourth quarter. For the year, Hardee’s generated operating income of approximately $5.3 million, which is an improvement of approximately $31.6 million over the prior year loss of $26.3 million. Hardee’s fiscal 2005 operating income represents the first time in six years that Hardee’s has generated operating income.”

     “We feel our premium product strategy, along with our ongoing focus on quality, service and cleanliness, have elevated Hardee’s to a new level with our guests. We remain committed to developing our lunch and dinner day-parts while maintaining, if not growing, our exceptional breakfast business.”

     “Again, we will remain focused on our restaurant fundamentals, premium products, cutting edge advertising, controlling costs and leveraging our infrastructure and marketing presence to build out existing core markets. We are very pleased with the results for the fourth quarter and fiscal year and look forward to returning value to our shareholders” Puzder concluded.

     As of the end of its fiscal fourth quarter on Jan. 31, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,166 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,014 Carl’s Jr. restaurants, 2,034 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill® restaurants.

SEC Filings

     The Company’s filings with the SEC are available to investors at www.ckr.com under Investors/SEC Filings.

Conference Call

     The Company will host a conference call and webcast to discuss its fourth quarter and fiscal year-end results on April 26, 2005 at 9:00 a.m. (EDT) / 6:00 a.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors”.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Jan. 31,	Jan. 31,
	2005	2004
	(Dollars in thousands
	except par values)
ASSETS
Current assets:		(as restated)
Cash and cash equivalents	$18,432	$54,355
Accounts receivable, net	31,199	26,562
Related party trade receivables	6,760	7,991
Inventories, net	19,297	17,972
Prepaid expenses	13,056	15,766
Assets held for sale	1,058	18,760
Advertising fund assets, restricted	21,951	—
Other current assets	2,278	1,656

Total current assets	114,031	143,062
Notes receivable, net	3,328	2,317
Property and equipment, net	461,286	479,660
Property under capital leases, net	36,060	44,895
Goodwill	22,649	22,649
Other assets, net	31,529	37,821

Total assets	$668,883	$730,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$16,066	$26,843
Current portion of capital lease obligations	5,079	7,028
Accounts payable	52,484	47,592
Advertising fund liabilities	21,951	—
Other current liabilities	93,358	105,419

Total current liabilities	188,938	186,882
Bank indebtedness and other long-term debt, less current portion	138,418	22,428
Senior subordinated notes	—	200,000
Convertible subordinated notes due 2023	105,000	105,000
Capital lease obligations, less current portion	52,485	56,877
Other long-term liabilities	64,374	58,559

Total liabilities	549,215	629,746

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; 58,082,000 shares issued and outstanding as of January 31, 2005 and 59,216,000 shares issued and 57,631,000 shares outstanding as of January 31, 2004	581	592
Additional paid-in capital	453,391	464,689
Officer and non-employee director notes receivable	—	(2,530)
Accumulated deficit	(334,304)	(351,687)
Treasury stock	—	(10,406)

Total stockholders’ equity	119,668	100,658

Total liabilities and stockholders’ equity	$668,883	$730,404

CKE RESTAURANTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks
	Ended	Twelve Weeks Ended	Fiscal Years Ended
(in thousands, except per share amounts)	Jan. 31, 2005	Jan. 26, 2004	Jan. 31, 2005	Jan. 26, 2004
Revenue:
Company-operated restaurants	$288,982	$261,692	$1,217,273	$1,142,929
Franchised and licensed restaurants and other	72,908	63,687	302,608	270,491

Total revenue	361,890	325,379	1,519,881	1,413,420

Operating costs and expenses:
Restaurant operations:
Food and packaging	86,105	78,126	359,939	340,676
Payroll and other employee benefits	90,435	86,468	377,405	370,700
Occupancy and other	67,046	62,446	273,294	269,606

	243,586	227,040	1,010,638	980,982
Franchised and licensed restaurants and other	56,056	48,211	227,588	210,237
Advertising	15,699	16,849	71,839	71,154
General and administrative	33,277	25,362	138,716	107,480
Facility action charges, net	4,575	15,496	14,320	17,776
Impairment of goodwill	—	34,059	—	34,059

Total operating costs and expenses	353,193	367,017	1,463,101	1,421,688

Operating income (loss)	8,697	(41,638)	56,780	(8,268)
Interest expense	(6,319)	(8,834)	(36,748)	(39,962)
Other income (expense), net	2,574	992	(2,962)	217

Income (loss) before income taxes, discontinued operations	4,952	(49,480)	17,070	(48,013)
Income tax expense (benefit)	(2,117)	1,364	(1,592)	2,417

Income (loss) from continuing operations	7,069	(50,844)	18,662	(50,430)
Discontinued operations:
Loss from operations of discontinued segment (net of income tax expense of $0 and $47 for the fiscal fourth quarters ended January 31, 2005 and 2004, and $0 and $0 for the fiscal years ended January 31, 2005 and 2004, respectively)	—	(835)	(646)	(2,790)

Net income (loss)	$7,069	$(51,679)	$18,016	$(53,220)

Basic income (loss) per common share:
Continuing operations	$0.12	$(0.89)	$0.32	$(0.88)
Discontinued operations	—	(0.01)	(0.01)	(0.04)

Net income (loss)	$0.12	$(0.90)	$0.31	$(0.92)

Diluted income (loss) per common share:
Continuing operations	$0.12	$(0.89)	$0.31	$(0.88)
Discontinued operations	—	(0.01)	(0.01)	(0.04)

Net income (loss)	$0.12	$(0.90)	$0.30	$(0.92)

Weighted-average common shares outstanding:
Basic	57,758	57,619	57,615	57,536
Dilutive effect of stock options, warrants and convertible notes	13,962	—	1,968	—

Diluted	71,720	57,619	59,583	57,536